Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated December 29, 2010 on the financial statements of Clean Wind Energy, Inc. as of September 30, 2010  and for the period July 26, 2010 (date of inception) through September 30, 2010.

/s/ RBSM LLP

RBSM LLP
New York, New York
January 26, 2011